First Security Group Announces Third Quarter Profits
Strong Deposit and Loan Growth Achieved

CHATTANOOGA, TN, October 28, 2014 - First Security Group, Inc. (NASDAQ: FSGI) (“First Security” or “FSG”) reported net income for the third quarter of 2014 of $927 thousand, or $0.01 per basic and diluted share, and $1.5 million for the nine months ended September 30, 2014, or $0.02 per basic and diluted share.
Financial Highlights

•	Net income of $927 thousand for the third quarter, a $314 thousand, or 51%, improvement from the second quarter and a $2.4 million improvement from the third quarter of 2013.

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Loans increased by $83.6 million, or 14.3% (19.2% annualized) from December 31, 2013 to September 30, 2014. Additionally, FSG has transferred $86.3 million of loans into the held-for-sale category during 2014 for net loan production of $169.9 million, or 29.1% (39.0% annualized) of the 2013 year-end balance of $583.1 million.

•	Average pure deposits increased by $38.3 million, or 8.4% (33.4% annualized) comparing the second and third quarters of 2014.
“Our goal for the near- and long-term is to enhance our profitability each and every quarter. We made additional progress building a balance sheet that will produce sustainable, predictable and consistently improving earnings,” said Michael Kramer, First Security’s President and Chief Executive Officer. “In the current interest rate environment, we have placed a significant emphasis on growing our deposit base to support our loan growth and we are pleased with the progress achieved during the quarter.”

The below discussion of First Security’s results of operations and financial condition is supplemented by the accompanying financial highlights.
Net Interest Income
For the third quarter of 2014, net interest income improved by $942 thousand, or 12.5%, to $8.5 million compared to $7.5 million for the second quarter of 2014. Interest income on loans, including fees, increased by $1.1 million while total interest income increased by $937 thousand due to the continued reduction in the investment security portfolio. Included in the increase in interest income on loans is approximately $650 thousand of discount accretion as a result of the resolution of various loans purchased at discounts. The net interest margin improved by 30 basis points in the third quarter of 2014 from 3.30% to 3.60% compared to the second quarter. Excluding the discount accretion, the net interest margin for the third quarter improved by 3 basis points to 3.33%.
Loans
Loans totaled $666.7 million as of September 30, 2014 compared to $659.5 million as of June 30, 2014. During the third quarter, approximately $52.7 million of loans were transferred into the held-for-sale category. Including the transfer into the held-for-sale category, net loan production totaled $59.9 million during the third quarter of 2014.
“During the third quarter, we achieved significant loan production from our primary markets of Chattanooga and Knoxville as well as our TriNet line of business,” said John Haddock, First Security’s EVP and Chief Financial

Officer. “We will continue to evaluate and sell a portion of our TriNet production to capitalize on market opportunities and manage certain lending concentrations. We expect to realize solid gains on loan sales during the fourth quarter from the $50 million held-for-sale at the end of the quarter.”
Deposits
First Security continued to improve its deposit mix to reduce the overall cost of deposits from 0.59% for the second quarter of 2014 to 0.55% for the third quarter of 2014. Average transaction deposits accounted for 56.8% of average total deposits during the third quarter, up from 54.1% for the second quarter of 2014, totaling $493.7 million as compared to $455.4 million. Average core deposits, defined as transaction accounts plus retail CDs, increased to 75.3% of average total deposits as compared to 74.0% for the second quarter. Brokered CDs declined by $14.7 million during the third quarter, while customer deposits placed and reciprocated through our Promontory© products increased by $11.6 million.
Non-Interest Income
Non-interest income totaled $2.8 million for the third quarter of 2014 compared to $3.0 million for the second quarter of 2014. FSG reported $254 thousand in net gains on sales of loans during the third quarter, or a decline of $196 thousand, as compared to $450 thousand in the second quarter of 2014. This represents the aggregate gains from First Security’s SBA lending department as well as gains from certain commercial real estate loans that were classified as held-for-sale as of June 30, 2014. As of September 30, 2014, loans held-for-sale totaled $46.9 million, which are expected to be sold for gains during the fourth quarter. Mortgage banking income increased by $183 thousand to $462 thousand for the third quarter, assisted by a sale of long-term fixed rate mortgages previously held-for-investment.
Non-Interest Expense
Non-interest expense increased by $121 thousand to $10.2 million for the third quarter of 2014 as compared to the second quarter of 2014. Total non-performing asset costs, including write-downs, net gains or losses and associated expenses, increased by $135 thousand during the third quarter of 2014. As of September 30, 2014, full-time equivalent employees remained steady at 264 as compared June 30, 2014 and declined from the 313 as of September 30, 2013. Salary expense declined slightly to $5.2 million in the third quarter as compared to the second quarter.

Asset Quality
First Security recorded provision expense of $11 thousand to adjust the allowance for loan losses to FSG’s current estimate of $8.6 million as of September 30, 2014. Net charge-offs during the third quarter totaled $664 thousand, of which approximately $500 thousand was a release of a previously recorded specific reserve within the allowance. The ratio of the allowance to total loans declined from 1.43% as of June 30, 2014 to 1.29% as of September 30, 2014. Total non-performing assets (“NPAs”) declined by $1.8 million to improve the NPA to total assets ratio from 1.35% to 1.16% comparing June 30, 2014 to September 30, 2014.
Capital
Stockholders’ equity as of September 30, 2014 totaled $88.0 million, a $1.4 million increase from June 30, 2014. As of September 30, 2014, book value per share increased to $1.32 per share compared to $1.30 per share as of June 30, 2014 and $1.26 per share as of December 31, 2013.

“The banking teams that joined FSG this past spring are producing great results in new loan and deposit relationships,” said CEO Kramer. “We believe that our East Tennessee and North Georgia markets will enable us to build a strong community bank that will provide our shareholders with solid returns.” Kramer concluded, “While we are pleased with our progress and proud of our improvement, we are still a long way from satisfied with the level of our earnings.”

About First Security Group, Inc.
First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee, with $1.0 billion in assets. Founded in 1999, First Security’s community bank subsidiary, FSGBank, N.A. has 26 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, and internet banking (www.FSGBank.com).
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security’s management uses these “non-GAAP” measures in its analysis of First Security’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non- GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on First Security’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1993) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.
FOR FURTHER INFORMATION:
John R. Haddock, EVP & CFO
Tel: (423) 308-2075
E-mail: jhaddock@FSGBank.com